UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2023

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7751 Belfort Parkway, Suite 150, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	JOB	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On April 27, 2023, GEE Group Inc. (the “Company”) (NYSE American: JOB) entered into a new employment agreement with Derek Dewan, the Company’s Chairman and Chief Executive Officer, for his continued employment (the “Dewan Employment Agreement”). The Dewan Employment Agreement provides for a five-year term ending on April 26, 2028, unless employment is earlier terminated in accordance with the provisions thereof and after the initial term has a standard 1-year automatic extension clause if there is no notice by the Company or Mr. Dewan of termination. The Dewan Employment Agreement provides for a starting base salary at the rate of $518,000 per year which can be increased (but not decreased) by the Compensation Committee. Mr. Dewan is entitled to receive an annual cash bonus based on criteria to be agreed to by Mr. Dewan and the Compensation Committee and is eligible to participate in Company benefit plans and to receive certain other perquisites. The Dewan Employment Agreement contains standard termination, severance, change of control, non-compete, non-solicitation and confidentiality provisions.

On April 27, 2023, the Company also entered into a new employment agreement with Kim Thorpe, the Company’s Senior Vice President and Chief Financial Officer with respect to Mr. Thorpe’s continuing service (the “Thorpe Employment Agreement”). The Thorpe Employment Agreement provides for a five-year term ending on April 26, 2028, unless employment is earlier terminated in accordance with the provisions thereof and after the initial term has a standard 1-year automatic extension clause if there is no notice by the Company or Mr. Thorpe of termination. The Thorpe Employment Agreement provides for a starting base salary at the rate of $331,000 per year which can be increased (but not decreased) by the Compensation Committee. Mr. Thorpe is entitled to receive an annual cash bonus based on criteria to be agreed to by Mr. Thorpe and the Compensation Committee and is eligible to participate in Company benefit plans and to receive certain other perquisites. The Thorpe Employment Agreement contains standard termination, severance, change of control, non-compete, non-solicitation and confidentiality provisions.

In addition, on April 27, 2023, the Company entered into a new employment agreement with Alex Stuckey with respect to Mr. Stuckey’s continuing service as the Chief Operating Officer of the Company (the “Stuckey Employment Agreement”). The Stuckey Employment Agreement provides for a five-year term ending on April 26, 2028, unless employment is earlier terminated in accordance with the provisions thereof and after the initial term has a standard 1-year automatic extension clause if there is no notice by the Company or Mr. Stuckey of termination. The Stuckey Employment Agreement provides for a starting base salary at the rate of $331,000 per year which can be increased (but not decreased) by the Compensation Committee. Mr. Stuckey is entitled to receive an annual cash bonus based on criteria to be agreed to by Mr. Stuckey and the Compensation Committee and is eligible to participate in Company benefit plans and to receive certain other perquisites. The Stuckey Employment Agreement contains standard termination, severance, change of control, non-compete, non-solicitation and confidentiality provisions.

On April 27, 2023, the Company entered into Indemnification Agreements dated as of April 27, 2023, with certain of its officers and members of the Board of Directors (the “Board”) to provide for indemnification of each individual in their respective capacities as officers and members of the Board of the Company to the fullest extent permitted under the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and the Illinois Business Corporation Act.

The Board approved each of the Dewan Employment Agreement, the Thorpe Employment Agreement, the Stuckey Employment Agreement and the Indemnification Agreements on April 27, 2023.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2023, the Board of the Company approved an amendment to Article III, Section 2 of the Amended and Restated By-Laws (“the “By-Law Amendment”) of the Company (i) to fix the number of directors at seven (7) directors; and (ii) to institute a staggered Board in accordance with the terms of Section 8.10(e) of the Illinois Business Corporation Act dividing the Board into three classes, each of which shall serve for a term of three years, with only one class of directors being elected in each year.  Class I directors will stand for reelection at the first annual meeting following the adoption of the By-Law Amendment, Class II directors will stand for reelection at the second annual meeting following the adoption of the By-Law Amendment and Class III directors will stand for reelection at the third annual meeting following the adoption of the By-Law Amendment. The By-Law Amendment became effective immediately on its adoption.

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The Board further classified the current members of the Board as follows:

Class I: William Isaac and Carl Camden

Class II: Darla Moore and Matthew Gormly

Class III: Peter Tanous, Thomas Vetrano, and Derek Dewan

The text of the By-Law Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
3.1	Amendment to Bylaws.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEE GROUP INC.

Date: April 27, 2023	By:	/s/ Kim Thorpe
Kim Thorpe
Chief Financial Officer

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